Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEMA4 HOLDINGS CORP.

Sema4 Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.The Corporation’s Third Amended and Restated Certificate of Incorporation (as amended to the date hereof, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on July 22, 2021, under the name Sema4 Holdings Corp.

2.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation.

3.Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Certificate of Amendment, and no meeting or vote of the Corporation’s stockholders is required to adopt this Certificate of Amendment.

4.The first sentence of Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE I: NAME
The name of the corporation is GeneDx Holdings Corp. (the “Corporation”).”
* * *

The terms and provisions of this Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time on January 9, 2023.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this sixth day of January, 2023 and the foregoing facts stated herein are true and correct.
SEMA4 HOLDINGS CORP.

By:    /s/ Katherine Stueland
Katherine Stueland, Chief Executive Officer